Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Centene Corporation:

We consent to the use of our reports dated February 18, 2020, with respect to the consolidated balance sheets of Centene Corporation and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive earnings, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated herein by reference.

/s/ KPMG LLP

St. Louis, Missouri
May 22, 2020